Exhibit 99.1
ATLAS PIPELINE HOLDINGS, L.P.
REPORTS SECOND QUARTER 2007 FINANCIAL RESULTS
Philadelphia, PA, August 3, 2007 — Atlas Pipeline Holdings, L.P. (NYSE: AHD) (the “Partnership”), the parent of the general partner of Atlas Pipeline Partners, L.P. (NYSE: APL) (“Atlas Pipeline”) and its subsidiaries, today reported its results for the second quarter 2007. The Partnership, which owns the 2% general partner interest, all of the incentive distribution rights, and 5.5 million common limited partnership units in Atlas Pipeline, presents its financial results consolidated with those of Atlas Pipeline. The Partnership incurred a net loss of $1.5 million for the second quarter 2007 compared with net income of $4.5 million for the second quarter 2006. Please see today’s Atlas Pipeline press release regarding its second quarter 2007 earnings for further information regarding its results.
On July 27, 2007, Atlas Pipeline acquired control of Anadarko’s 100% interest in the Chaney Dell natural gas gathering system and processing plants located in Oklahoma and its approximate 73% interest in the Midkiff/Benedum natural gas gathering system and processing plants located in Texas (the “Assets”). The Chaney Dell System includes 3,470 miles of gathering pipeline and three processing plants, and the Midkiff/Benedum System includes 2,500 miles of gathering pipeline and two processing plants. The transaction was effected by the formation of two joint venture companies which own the respective systems, to which Atlas Pipeline contributed $1.85 billion and Anadarko contributed the Assets. In connection with this acquisition, Atlas Pipeline reached an agreement with Pioneer Natural Resources Company (NYSE: PXD — “Pioneer”), which provides approximately half of the natural gas processed by the Midkiff/Benedum system, to extend Pioneer’s contract on the system for an additional ten years through 2022. In conjunction with this extension, Atlas Pipeline granted to Pioneer, which currently holds an approximate 27% interest in the Midkiff/Benedum system, an option to buy up to an additional 14.6% interest in the Midkiff/Benedum system one year after the closing of Atlas Pipeline’s acquisition of Anadarko’s interest, and up to an additional 7.5% interest two years after the closing of Atlas Pipeline’s acquisition of Anadarko’s interest. If the options are fully exercised, Pioneer would increase its interest in the system to approximately 49%. Pioneer would pay approximately $230 million for the additional 22% interest if fully exercised. Atlas Pipeline will manage and control the Midkiff/Benedum system regardless of whether Pioneer exercises the purchase options.
Atlas Pipeline funded the purchase price of the acquisition in part from a private placement of 25.6 million common limited partner units, generating gross proceeds of $1.125 billion. The Partnership purchased 3.8 million of the 25.6 million common limited partner units issued by Atlas Pipeline. Atlas Pipeline funded the remaining purchase price with an $830.0 million senior secured term loan which matures in July 2014 and a partial advance against a new $300.0 million senior secured revolving credit facility which matures in July 2013. The Partnership, which holds all of the incentive distribution rights in Atlas Pipeline, has agreed to allocate a portion of its future incentive distribution rights to Atlas Pipeline in connection with the Anadarko acquisition. The Partnership has agreed to allocate up to $5.0 million of incentive distribution rights per quarter to Atlas Pipeline through the quarter ended June 30, 2009, and up to $3.75 million per quarter thereafter.
The Partnership declared its quarterly cash distribution for the second quarter 2007 of $0.26 per common limited partner unit on June 26, 2007. The second quarter 2007 distribution will be paid on August 17, 2007 to common unitholders of record as of July 6, 2007. The Partnership established distribution guidance at a range of $1.60 to $1.80 per common limited partner unit for 2008.
Interested parties are invited to access the live webcast of an investor call with management regarding Atlas Pipeline’s second quarter results on Friday, August 3, 2007 at 2:00 pm EDT by going to the home page of Atlas Pipeline’s website at www.atlaspipelinepartners.com. An audio replay of the conference call will also be available beginning at 4:00 pm EDT on Friday, August 3, 2007. To access the replay, dial 1-888-286-8010 and enter conference code 34068310.
Atlas Pipeline Holdings, L.P. (NYSE: AHD) is a limited partnership which owns and operates the general partner of Atlas Pipeline Partners, L.P., through which it owns a 2% general partner interest, all the incentive distribution rights and approximately 5.5 million common units of Atlas Pipeline Partners.
Atlas Pipeline Partners, L.P. is active in the transmission, gathering and processing segments of the midstream natural gas industry. In the Mid-Continent region of Oklahoma, Arkansas, northern and western Texas and the Texas panhandle, the Partnership owns and operates eight gas processing plants and a treating facility, as well as approximately 7,900 miles of active intrastate gas gathering pipeline and a 565-mile interstate natural gas pipeline. In Appalachia, it owns and operates approximately 1,600 miles of natural gas gathering pipelines in western Pennsylvania, western New York and eastern Ohio. For more information, visit our website at www.atlaspipelinepartners.com or contact bbegley@atlaspipelinepartners.com.
Atlas America, Inc. owns an approximate 64% limited partner interest in Atlas Pipeline Holdings, L.P. and an approximate 49% common unit interest and all of the Class A and management incentive interests in Atlas Energy Resources, LLC (NYSE: ATN). For more information, please visit our website at www.atlasamerica.com, or contact Investor Relations at bbegley@atlasamerica.com.
Certain matters discussed within this press release are forward-looking statements. Although Atlas Pipeline Holdings, L.P. believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from expectations include financial performance, inability of Atlas Pipeline Partners to successfully integrate the operations at the acquired systems, regulatory changes, changes in local or national economic conditions and other risks detailed from time to time in Atlas Holdings’ reports filed with the SEC, including quarterly reports on Form 10-Q, current reports on Form 8-K and annual reports on Form 10-K.

ATLAS PIPELINE HOLDINGS, L.P. AND SUBSIDIARIES
Financial Summary
(in thousands, except per unit amounts)

	Three Months Ended		Six Months Ended
INCOME STATEMENT	June 30,		June 30,
	2007	2006	2007	2006
Revenue:
Natural gas and liquids	$104,792	$95,609	$206,968	$196,086
Transportation and compression — affiliates	8,458	7,834	16,178	15,708
Transportation and compression — third parties	10,588	5,379	20,426	14,156
Other income (loss)	(28,599)	679	(30,789)	1,361

Total revenue and other income (loss)	95,239	109,501	212,783	227,311

Costs and expenses:
Natural gas and liquids	87,102	77,006	174,912	162,898
Plant operating	4,515	3,926	9,045	7,153
Transportation and compression	3,210	2,849	6,322	4,925
General and administrative	7,630	4,180	14,198	8,396
Compensation reimbursement — affiliates	798	885	1,428	1,605
Depreciation and amortization	6,671	5,258	13,205	10,533
Interest	7,415	6,154	14,261	12,491
Minority interest in NOARK	—	(451)	—	118
Minority interest in Atlas Pipeline Partners, L.P.	(20,633)	5,161	(21,782)	10,303

Total costs and expenses	96,708	104,968	211,589	218,422

Net income (loss)	$(1,469)	$4,533	$1,194	$8,889

Allocation of net income (loss) attributable to common limited partners/owners:
Portion applicable to owners’ interest (period prior to the initial public offering on July 26, 2006)	$—	$4,533	$—	$8,889
Portion applicable to common limited partners’ interest (period subsequent to the initial public offering on July 26, 2006)	(1,469)	—	1,194	—

Net income (loss) attributable to common limited partners/owners	$(1,469)	$4,533	$1,194	$8,889

Net income (loss) attributable to common limited partners per unit:
Basic	$(0.07)		$0.06

Diluted	$(0.07)		$0.06

Weighted average common limited partner units outstanding:
Basic	21,100		21,100

Diluted	21,100		21,133

	June 30,	December 31,
Balance Sheet Data (at period end):	2007	2006
Cash and cash equivalents	$2,473	$2,198
Total assets	805,033	787,134
Total debt	368,503	324,083
Total partners’ deficit	(6,699)	(7,010)

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